Exhibit 23.4

Lightning Systems, Inc.

815 14th St. SW, Suite A100

Loveland, CO 80537

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial statements of Lightning Systems, Inc. for the nine-month periods ended September 30, 2020 and 2019, as indicated in our report dated December 31, 2020; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

Denver, Colorado

February 3, 2021